As filed with the Securities and Exchange Commission on February 25, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ABCELLERA BIOLOGICS INC.
(Exact name of registrant as specified in its charter)
British Columbia	Not Applicable
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)
2215 Yukon Street
Vancouver, BC, V5Y 0A1
(Address of principal executive offices, including zip code)
(604) 559-9005
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
(302) 658-7581
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Sam Zucker
Deepa M. Rich
Mitchell S. Bloom
James Xu
Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
(650) 752-3100
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering:  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS

Common Shares
Preferred Shares
Debt Securities
Warrants
Subscription Rights
Units
We may from time to time, issue, in one or more series or classes, our common shares, preferred shares, debt securities, warrants to purchase our common shares, preferred shares or debt securities, subscription rights to purchase our common shares, preferred shares or debt securities and/or units consisting of some or all of these securities, in any combination, together or separately, in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and any related free writing prospectus. We may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable anti-dilution provisions.
This prospectus provides a general description of the securities we may offer. Each time we offer securities, we will provide specific terms of the securities offering in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus.
You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus, and any applicable prospectus supplement and any related free writing prospectus carefully before you invest in our securities.
This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement.
Our common shares are traded on the Nasdaq Global Select Market, or Nasdaq, under the symbol “ABCL.” On February 24, 2022, the last reported sales price for our common shares was $8.59 per share. None of the other securities we may offer are currently traded on any securities exchange. The applicable prospectus supplement and any related free writing prospectus will contain information, where applicable, as to any other listing on Nasdaq or any securities market or exchange of the securities covered by the prospectus supplement and any related free writing prospectus.
An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 1 of this prospectus before investing in our securities.
Common shares, preferred shares, debt securities, warrants, subscription rights and/or units may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters, dealers or agents are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, discounts or commissions, details regarding over-allotment options, if any, and the net proceeds to us will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 25, 2022

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ABOUT THIS PROSPECTUS
This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this process, we may sell the securities described in this prospectus in one or more offerings. This prospectus describes the general manner in which we may offer the securities described in this prospectus. Each time we sell securities, we will provide a prospectus supplement, together with this prospectus, which will contain more specific information about the terms of the offering and the offered securities.
We may also add, update or change any of the information contained in this prospectus in a prospectus supplement. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information,” as well as the additional information contained in the documents described “Incorporation of Certain Information by Reference” in both this prospectus and the applicable prospectus supplement, and in particular the annual, quarterly and current reports and other documents we file with the SEC.
This prospectus, together with any accompanying prospectus supplement, contains important information you should know before investing in our securities, including important information about us and the securities being offered. Neither this prospectus nor any accompanying prospectus supplement is an offer to sell these securities or is soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. No dealer, salesperson or any other person is authorized to give any information or to make any representation other than the information and representations contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. If different information is given or different representations are made, you may not rely on that information or those representations as having been authorized by us. You may not imply from the delivery of this prospectus and any applicable prospectus supplement, nor from a sale made under this prospectus and any applicable prospectus supplement, that our affairs are unchanged since the date of this prospectus and any applicable prospectus supplement or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any applicable prospectus supplement or any sale of a security. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell the securities.
THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
In this prospectus, unless the context otherwise requires, the terms “AbCellera,” the “Company,” “we,” “us,” and “our” refer to AbCellera Biologics Inc. and its and its subsidiaries, taken as a whole, unless otherwise noted. “AbCellera” and all product names are our common law trademarks. This prospectus and the information incorporated herein by reference contains additional trade names, trademarks and service marks of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.
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RISK FACTORS
An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed in our most recent Annual Report on Form 10-K, in any subsequent Quarterly Report on Form 10-Q and any other filings we make with the SEC from time to time, which are incorporated herein by reference in this prospectus, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events.
Such statements include, but are not limited to, statements about:
•	our expectations regarding the rate and degree of market acceptance of our drug-discovery platform;
•	companies and technologies in our industry that compete with our business;
•	our ability to manage and grow our business by introducing our antibody discovery platform to new partners and expanding our relationships with existing partners;
•
our partners ability to achieve projected discovery and development milestones and other anticipated key events, including commercial sales resulting in royalties to us, in the expected timelines or at all;

•	our ability to provide our partners with a full solution from target to IND submission;
•	our partners ability to develop a molecule discovered by us into a viable commercial product, on a timely basis or at all;
•	our expectations regarding the completion of our GMP facility and our manufacturing capabilities;
•	our ability to establish and maintain intellectual property protection for our technologies and workflows and avoid or defend against claims of infringement;
•	our ability to attract, hire and retain key personnel and to manage our future growth effectively;
•	our ability to obtain additional financing in this or future offerings;
•	the volatility of the trading price of our common shares;
•	our ability to attract and retain key scientific and engineering personnel;
•	business disruptions affecting our operations and the development of our platform due to the global COVID-19 pandemic;
•	our ability to avoid material weaknesses or significant deficiencies in our internal control over financial reporting in the future;
•	our expectations regarding our PFIC status for our taxable year ending December 31, 2021 or any future taxable year;
•	our expectations regarding our recent business acquisitions and our ability to realize the intended benefits of such transactions;
•	our expectations regarding the use of our cash resources;
•	the ability of our partners to deliver royalty bearing products to the market;
•	our expectations about market trends; and
•	our ability to predict and manage government regulation.
Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “might,” “should,” “will,” “could,”, “should,” “plans,” “intends,” “projects,” “predicts,” “potential,” “continue,” “seek” or similar expressions, or the negative of these terms, in this prospectus and the documents incorporated by reference herein and therein and any free writing prospectus. We intend that such forward-looking statements be subject to the safe harbors created thereby. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as well as those discussed in this prospectus and in the documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.
This prospectus and the documents incorporated by reference also contain estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.
All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

THE COMPANY
We believe that the surest path to a better future is through technological advancement and that the new frontier of technology lies at the interface of computation, engineering and biology. Our mission is to improve health with technologies that transform the way that antibody-based therapies are discovered. We aim to become the centralized operating system for next generation antibody discovery.
Our full-stack, artificial intelligence-, or AI, powered antibody discovery platform searches and analyzes the database of natural immune systems to find antibodies that can be developed as drugs. We believe our technology increases the speed and the probability of success of therapeutic antibody discovery, including enabling discovery against targets that may otherwise be intractable. We forge partnerships with drug developers of all sizes, from large cap pharmaceutical to small biotechnology companies. We empower them to move quickly, reduce cost and tackle the toughest problems in drug development. As of December 31, 2021, we had 156 discovery programs that are either completed, in progress or under contract with 36 partners. As a recent example, in a collaboration with Eli Lilly and Company, or Lilly, we applied our technology stack to co-develop two antibody therapies to treat and prevent COVID-19. At the start of the pandemic, when bringing a treatment to patients quickly was the priority, we discovered bamlanivimab from a single blood sample obtained from a convalescent patient, and with our partners, advanced into clinical testing 90 days after initiation of the program. It was the first monoclonal antibody therapy to reach clinical testing and the first to receive Emergency Use Authorization, or EUA, from the U.S. Food and Drug Administration, or FDA, for the treatment of mild-to-moderate COVID-19 in high-risk patients. Since receiving authorization in November 2020, bamlanivimab alone and together with other antibodies has been used to treat approximately a million patients, potentially preventing tens of thousands of hospitalizations and deaths. Knowing that additional antibodies would be needed to combat emerging variants, we deployed our platform to identify bebtelovimab (also known as LY-CoV1404), a highly potent antibody that neutralizes Omicron and all currently known variants of concern (VOC). Lilly advanced bebtelovimab into clinical testing in May 2021 and received an EUA from the FDA in February 2022. Lilly progressed into these clinical trials at a greatly accelerated pace as a result of the Coronavirus Treatment Acceleration Program, which is a special emergency program for possible coronavirus therapies created by the FDA in 2020 to expedite the development of potentially safe and effective life-saving treatments to combat the COVID-19 pandemic. With respect to other or future product candidates, there is no assurance that any of our partners or collaborators will be able to advance a product candidate into clinical development on this timeframe again in the future. We initiated our partnering program in 2015 and have only had this one program result in clinical milestone payments to us to date, and we have not yet had a program receive marketing approval.
Corporate Information
We were incorporated in 2012 under the Business Corporations Act (British Columbia), or the BCBCA. Our principal executive offices are located at 2215 Yukon Street Vancouver, British Columbia, V5Y 0A1, Canada and our telephone number is (604) 559-9005. Our main wholly owned subsidiaries include Lineage, a Delaware corporation, Trianni, a Delaware corporation, AbCellera Properties Inc., a BCBCA company, AbCellera Properties Columbia Inc., a BCBCA company, Biologiques AbCellera Quebec Inc., a Quebec company, AbCellera Properties Evans Inc., a BCBCA company, Channel Biologics Pty Ltd., a proprietary company registered in New South Wales, Australia, and TetraGenetics, Inc., a New York corporation. Our website address is www.abcellera.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus.
AbCellera and other trademarks or service marks of AbCellera, including our subsidiaries appearing in this prospectus are the property of AbCellera. The other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

USE OF PROCEEDS
We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include, but are not limited to, funding research and development, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own and capital expenditures. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. We may temporarily invest the net proceeds in a variety of capital preservation instruments, including investment grade, interest bearing instruments and U.S. or Canadian government securities, until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes.

PLAN OF DISTRIBUTION
We may sell the securities covered by this prospectus to one or more underwriters for public offering and sale by them, and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in jurisdictions where we are authorized to do so. We may distribute the securities from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.
We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase securities as a principal for resale at varying prices to be determined by the dealer.
If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.
We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers, or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. We may grant underwriters who participate in the distribution of our securities under this prospectus an option to purchase additional securities to cover any over-allotments in connection with the distribution.
The securities we offer under this prospectus may or may not be listed through the Nasdaq or any other securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such short positions by making purchases in the open market or by exercising their option to purchase additional securities. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and they may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in these sale transactions will be an underwriter and will be identified in the applicable prospectus supplement. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. The financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
We will file a prospectus supplement to describe the terms of any offering of our securities covered by this prospectus. The prospectus supplement will disclose:
•	the terms of the offer;
•	the names of any underwriters, including any managing underwriters, as well as any dealers or agents;
•	the purchase price of the securities from us;
•	the net proceeds to us from the sale of the securities;
•	any delayed delivery arrangements;
•	any over-allotment or other options under which underwriters, if any, may purchase additional securities from us;
•	any underwriting discounts, commissions or other items constituting underwriters’ compensation, and any commissions paid to agents;
•	in a subscription rights offering, whether we have engaged dealer-managers to facilitate the offering or subscription, including their name or names and compensation;
•	any public offering price; and
•	other facts material to the transaction.
We will bear all or substantially all of the costs, expenses and fees in connection with the registration of our securities under this prospectus. The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

DESCRIPTION OF SHARE CAPITAL
The following descriptions are summaries of the material terms of our articles of amendment to the articles of the corporation, as amended, and our general by-laws. We refer in this section to our articles of amendment to the articles of the corporation, as amended, as our articles, and we refer to our general by-laws as our by-laws.
General
Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, all of which preferred shares will be undesignated. As of February 24, 2022, 283,923,782 common shares were outstanding and held of record by 76 shareholders.
Common Shares
The holders of our common shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Holders of our common shares are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred shares. Under the terms of our contribution agreements with Western Economic Diversification Canada we are restricted from paying any dividends until we have repaid the contributions thereunder in full, and with respect to the Canadian Government’s Stratigic Innovation Fund grant funding arrangement, we are restricted from paying any dividends or other shareholder distributions that would prevent us from satisfying our obligations under the arrangement. Our common shares have no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.
In the event of our liquidation, dissolution or winding up, holders of our common shares will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred shares.
Preferred Shares
Our board of directors has the authority, without further action by our shareholders, to issue an unlimited number of preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common shares. The issuance of our preferred shares could adversely affect the voting power of holders of common shares and the likelihood that such holders will receive dividend payments and payments upon our liquidation, dissolution or winding up. In addition, the issuance of preferred shares could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No preferred shares are currently outstanding, and we have no present plan to issue any preferred shares.
Options and Restricted Share Units (RSUs)
As of December 31, 2021, options to purchase 44,490,654 common shares with a weighted-average exercise price of $3.04 per share were outstanding. As of December 31, 2021, 1,080,413 RSUs were outstanding with a weighted-average grant date fair value of $23.62 per share.
Registration Rights
The holders of 61,781,151 common shares are entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of an amended and restated investors’ rights agreement between us and holders of our preferred shares and are subject to the provisions of the lock-up agreements entered into by such holders of our preferred shares. The amended and restated investors’ rights agreement includes demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations under this agreement will be borne by us and all selling expenses, including the estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.
Demand Registration Rights
The holders of 61,781,151 common shares are entitled to demand registration rights. Under the terms of the amended and restated investors’ rights agreement, we will be required, upon the written request of holders of at least a majority of the securities eligible for registration then outstanding, to use all reasonable efforts to effect the registration of these registrable securities for public resale so long as the aggregate offering price, net of related fees and expenses, would be at least $15 million. We are required to effect only two registrations pursuant to this provision of the amended and restated investors’ rights agreement.
Form S-3 Registration Rights
Pursuant to the amended and restated investors’ rights agreement, if we are eligible to file a registration statement on Form S-3 or a Canadian short-form prospectus, upon the written request of shareholders holding at least 30% of the common shares issued upon the conversion of our prior preferred shares during the closing of our IPO then outstanding we will be required to file a Form S-3 registration restatement or a Canadian short-form prospectus, with respect to outstanding securities of such shareholders having an anticipated aggregate offering, net of related fees and expenses, of at least $5.0 million. We are required to effect only two registrations in any 12-month period pursuant to this provision of the amended and restated investors’ rights agreement. The right to have such shares registered on Form S-3 or a Canadian short-form prospectus is further subject to other specified conditions and limitations.
Piggyback Registration Rights
Pursuant to the amended and restated investors’ rights agreement, if we register any of our securities either for our own account or for the account of other security holders, the holders of our common shares issuable upon the conversion of our preferred shares are entitled to include their shares in the registration. Subject to certain exceptions and limitations contained in the amended and restated investors’ rights agreement, we and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.
Indemnification
Our amended and restated investors’ rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.
Expiration of Registration Rights
The demand registration rights, short form registration rights, and piggyback registration rights granted under the amended and restated investors’ rights agreement will terminate on the earlier of a fourth anniversary of the closing of our IPO, the closing of a deemed liquidation event, at such time when the holders’ shares may be sold without restriction pursuant to Rule 144 within a three-month period, or in such case that the sale of all such holder’s shares would not be a distribution under Section 2.5 or Section 2.6 of National Instrument 45-102, and would not be a control distribution (as defined in National Instrument 45-102).
Expenses
Ordinarily, other than the underwriting discounts and commissions, we are generally required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling security holders not to exceed $30,000 and blue-sky fees and expenses.
Canadian Registration Rights
The amended and restated investors’ rights agreement also includes substantially similar demand registration rights, short-form registration rights and piggyback registration rights and related provisions, with respect to distributions of our securities in Canada or otherwise subject to applicable Canadian laws.
Exchange Listing
Our common shares are listed on the Nasdaq Global Select Market under the trading symbol “ABCL.”
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Philadelphia Stock Transfer, Inc., located at 2320 Haverford Road, Suite 230, Ardmore, Pennsylvania 19003; telephone (484) 416-3124.

COMPARISON OF BRITISH COLUMBIA LAW AND DELAWARE LAW
We are governed by the Business Corporations Act (British Columbia), or the BCBCA. Significant differences between the BCBCA and the General Corporation Law of the State of Delaware, or the DGCL, which governs companies incorporated in the State of Delaware, include the following:
Capital Structure
Delaware	British Columbia
Under the DGCL, the certificate of incorporation must set forth the total number of shares of stock which the corporation shall have authority to issue and the par value of each of such shares, or a statement that the shares are to be without par value.

As permitted by the BCBCA and our new articles that will be effective following the completion of this offering, our authorized share capital consists of (i) an unlimited number of common shares without par value, with special rights and restrictions attached and (ii) an unlimited number of preferred shares without par value, issuable in series, with special rights and restrictions attached.

Dividends
Delaware	British Columbia
The DGCL generally provides that, subject to certain restrictions, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of the corporation’s surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further, the holders of preferred or special stock of any class or series may be entitled to receive dividends at such rates, on such conditions and at such times as stated in the certificate of incorporation.

Under the BCBCA, dividends may be declared at the discretion of the board of directors. Any dividends declared shall be subject to the rights, if any, of shareholders holding shares with special rights as to dividends. Dividends may not be declared if there are reasonable grounds for believing that the Company is insolvent or the payment of such dividends would render the Company insolvent.

Number and Election of Directors
Delaware	British Columbia
Under the DGCL, the board of directors must consist of at least one person, and the number of directors is generally fixed by, or in the manner provided in, the by-laws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The Board may be divided into three classes of directors, with one-third of each class subject to election by the stockholder each year after such classification becomes effective.

Under the BCBCA, a company must have at least one director and, in the case of a public company, must have at least three directors. Our new articles permit our board of directors to set the number of directors. Succeeding directors must be elected and appointed in accordance with the BCBCA and the articles of the company.

Removal of Directors
Delaware	British Columbia
Under the DGCL, any or all directors may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors unless the certificate of incorporation otherwise provides or in certain other circumstances if the corporation has cumulative voting.

As permitted under the BCBCA, our new articles provide that a director may be removed before the expiration of the director’s term by a special resolution of shareholders. Our new articles also provide that the directors may remove any director before the expiration of such director’s term if the director is convicted of an indictable offence or if the director ceases to be qualified to act as a director.

Vacancies on the Board of Directors
Delaware	British Columbia
Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the BCBCA, filling vacancies on the board of directors will depend on whether a director was removed or if there is a casual vacancy. If the director was removed, the position can be filled by the shareholders at the shareholder meeting where the director is removed. If there is a casual vacancy, such vacancy can be filled by the remaining directors.

Qualifications of Directors
Delaware	British Columbia
Under the DGCL, directors are not required to be residents of Delaware or the United States. The certificate of incorporation or by-laws may prescribe other qualifications for directors.
Under the BCBCA, there are four criteria for a person to be qualified as a director. The director must (i) be 18 years of age or older, (ii) be capable of managing the director’s own affairs, (iii) have no undischarged bankruptcy and (iv) not be convicted of an offence in connection with the promotion, formation or management of a corporation or unincorporated business or of an offence involving fraud. Directors are not required to be residents of British Columbia or Canada.

Board of Director Quorum and Vote Requirements
Delaware	British Columbia
Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate or by-laws require a greater number. The by-laws may lower the number required for a quorum to one-third the number of directors, but no less.

The BCBCA does not set out any requirements for a meeting of directors, except that minutes must be kept of all proceedings at meetings of directors or committees of directors. The articles of a company may set out requirements and quorum for board meetings.

Transactions with Directors and Officers
Delaware	British Columbia
The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders

Subject to certain exceptions, the BCBCA provides that a director or senior officer of a company holds a disclosable interest in a contract or transaction if the contract or transaction is material to the company, the company has entered, or proposes to enter, into the contract or transaction, and either of the following applies to the director or senior officer: (i) the director or senior officer has a material interest in the contract; or (ii) the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction. Under the BCBCA and our new articles, a director who holds a disclosable interest in a contract or transaction may not vote on any directors’ resolution to approve such contract or transaction unless all directors have a disclosable interest, in which case any or all of the directors may vote. Excluded directors will, however, count for the purposes of quorum. A director or senior officer is liable to account to the company for any profit that accrues to the director entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.
or senior officer under or as a result of the interested contract or transaction.
Limitation on Liability of Directors
Delaware	British Columbia
The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages

 • for a breach of the director’s fiduciary duty as a director, except for liability: for breach of the director’s duty of loyalty to the corporation or its stockholders;

 • for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

 • under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions; or

 • for any transaction from which the director derived an improper personal benefit.

Under the BCBCA, a director of a company is jointly and severally liable to restore to the company any amount paid or distributed as a result of paying dividends, commissions and compensation, among other things, contrary to the BCBCA. A director will not be found liable if the director relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility, (iii) a statement of fact represented to the director by an officer of the company or any record, information or (iv) a representation that the court considers provides reasonable grounds for the actions of the director. Further, any director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by resolution voted for or consented to by the director was contrary to the BCBCA.

Indemnification of Directors and Officers
Delaware	British Columbia
Under the DGCL, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

 • acted in good faith and in a manner he or she reasonably believed to be;

 • in or not opposed to the best interests of the corporation;

 • or, in some circumstances, at least not opposed to its best interests; and

Our new articles provide that we must indemnify all eligible parties (which includes our current and former directors and officers), and such person’s heirs and legal personal representatives, as set out in the BCBCA, against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with us on the terms of indemnity contained in our new articles. In addition, we may indemnify any other person in accordance with the BCBCA.

 • in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL permits indemnification for derivative suits against expenses (including legal fees) if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and only if the person is not found liable, unless a court determines the person is fairly and reasonably entitled to the indemnification.

Call and Notice of Stockholder Meetings
Delaware	British Columbia
Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or by-laws.

In accordance with the BCBCA, our new articles provide that an annual general meeting must be held at least once in each calendar year, and not more than 15 months after the last annual reference date, at such time and place as may be determined by the directors. An annual meeting of shareholders may be held at a location outside British Columbia if the location for the meeting is provided for in the articles or, if the articles do not restrict the company from holding a meeting outside of British Columbia, at a location approved as required by the articles (and if not so specified then as approved by ordinary resolution of the shareholders). Our articles permit the directors to approve a location for the annual general meeting that is outside of British Columbia. We must provide notice of the annual general meeting to each shareholder entitled to attend the meeting, to each director and to the auditor of the company at least 21 days but not more then two months before the meeting date.

Under our new articles, our directors have the power at any time to call a meeting of shareholders. Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition the directors to call a meeting of shareholders.

If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws

Stockholder Action by Written Consent
Delaware	British Columbia
Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.	Under the BCBCA, shareholders may act by written resolution signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders.

Stockholder Nominations and Proposals
Delaware	British Columbia
Under the DGCL, the by-laws of a corporation may include provisions respecting the nomination of directors or proposals by stockholders, including requirements for advance notice to the corporation.
Under the BCBCA, a person submitting a proposal must have been the registered or beneficial owner of one or more voting shares for an uninterrupted period of at least two years before the date of the signing of the proposal. In addition, the proposal must be signed by shareholders who, together with the submitter, are registered or beneficial owners of (i) at least 1% of the company’s voting shares, or (ii) shares with a fair market value exceeding an amount prescribed by regulation. Our new articles will contain advance notice provisions respecting the nomination of directors.

Stockholder Quorum and Vote Requirements
Delaware	British Columbia
Under the DGCL, quorum for a stock corporation is a majority of the shares entitled to vote at the meeting unless the certificate of incorporation or by-laws specify a different quorum, but in no event may a quorum be less than one-third of the shares entitled to vote. Unless the DGCL, certificate of incorporation or by-laws provide for a greater vote, generally the required vote under the DGCL is a majority of the shares present in person or represented by proxy, except for the election of directors which requires a plurality of the votes cast.

As permitted under the BCBCA, our articles provide that a quorum for general meetings of shareholders is two persons present and being, or representing by proxy, shareholders holding at least a majority of the issued shares entitled to be voted at the meeting. Unless the BCBCA or articles provide for a greater vote, generally the required vote under the BCBCA is a majority of the votes cast by the shareholders who voted in respect of that resolution.

Amendment of Governing Instrument
Delaware	British Columbia
Amendment of Certificate of Incorporation. Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

As permitted by the BCBCA, under our new articles, any amendment to the notice of articles or articles generally requires approval by a special resolution of the shareholders. In the event that an amendment to the articles would prejudice or interfere with a right or special right attached to issued shares of a class or series of shares, such amendment must be approved separately by the holders of the class or series of shares being affected by a special resolution.

Amendment of By-laws. Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal by-laws shall be vested in the stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, provide that by-laws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the by-laws.
Votes on Mergers, Consolidations and Sales of Assets
Delaware	British Columbia
The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the BCBCA, certain extraordinary corporate actions, such as continuances, certain amalgamations, sales, leases or other dispositions of all, or substantially all of, the undertaking of a company (other than in the ordinary course of business), liquidations, dissolutions and certain arrangements, are required to be approved by a special resolution of shareholders.

Dissenter’s Rights of Appraisal
Delaware	British Columbia
Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from and request payment for the stockholders shares upon a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until a court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Under the BCBCA, a shareholder, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent in respect of a resolution to: (i) alter the company’s articles to alter restrictions on the powers of the company or on the business the company is permitted to carry on; (ii) adopt an amalgamation agreement; (iii) approve an arrangement; (iv) authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking; and (v) authorize the continuation of the company into a jurisdiction other than British Columbia. A shareholder is also entitled to dissent in respect of any court order that permits dissent and in respect of any other resolution if dissent is authorized by the resolution. A shareholder asserting dissent rights is entitled, subject to specified procedural requirements, including objecting to the action giving rise to dissent rights and making a proper demand for payment, to be paid by the company the fair value of the shares in respect of which the shareholder dissents. Under the BCBCA, if the shareholder and the company do not agree on the fair value for the shareholder’s shares, the company or the dissenting shareholder may apply to a court to fix a fair value for the shares.

Anti-Takeover and Ownership Provisions
Delaware	British Columbia
Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became

The BCBCA contains no restriction on adoption of a shareholder rights plan. The BCBCA does not restrict related party transactions; however, in Canada, takeover bids and related party transactions are addressed in provincial securities legislation and policies.

an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an interested stockholder.

Inspection of Books and Records
Delaware	British Columbia
Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, upon written demand, inspect the corporation’s books and records during business hours for a proper purpose and may make copies and extracts therefrom.
Under the BCBCA, specified books and records of the company must be available for inspection by any of our shareholders at the registered and records office.
Derivative Actions
Delaware	British Columbia
Under the DGCL, a stockholder may bring a derivative action on behalf of a corporation to enforce the corporation’s rights if he or she was a stockholder at the time of the transaction which is the subject of the action. Additionally, under Delaware case law, a stockholder must have owned stock in the corporation continuously until and throughout the litigation to maintain a derivative action. Delaware law also requires that, before commencing a derivative action, a stockholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile. A stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder, defined for derivative actions to include a beneficial shareholder and any other person whom a court considers to be an appropriate person to make an application under the BCBCA, or a director of a company may, with leave of the court, bring a legal proceeding in the name and on behalf of the company to enforce an obligation owed to the company that could be enforced by the company itself, or to obtain damages for any breach of such an obligation. An applicant may also, with leave of the court, defend a legal proceeding brought against a company.

Oppression Remedy
Delaware	British Columbia
The DGCL does not expressly provide for a similar remedy.
The BCBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to any shareholder, which includes a beneficial shareholder or any other person who, in the courts discretion, is a proper person to make such an application. The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other applicants.

DESCRIPTION OF DEBT SECURITIES
This section describes the general terms and provisions of our debt securities that we may issue from time to time. We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, the applicable prospectus supplement or free writing prospectus will describe the specific terms of any debt securities offered through that prospectus supplement or free writing prospectus. The terms of any debt securities we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below. Unless the context requires otherwise, whenever we refer to the “indentures,” we are also referring to any supplemental indentures that specify the terms of a particular series of debt securities.
We will issue any senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue any subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.
The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.
The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement or free writing prospectus and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete applicable indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
General
Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.
We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the Securities and Exchange Commission. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. These terms may include:
•	the title of the series;
•	the aggregate principal amount, and, if a series, the total amount authorized and the total amount outstanding;
•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•	any limit on the aggregate principal amount;
•	the date or dates on which principal is payable;
•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;
•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;
•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;
•	whether the debt securities are to be issuable in the form of certificated securities (as described below) or global securities (as described below);
•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•	the currency of denomination;
•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•
if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency
•	or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;
•	the provisions, if any, relating to any collateral provided for such debt securities;
•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;
•	any events of default, if not otherwise described below under “Events of Default”;
•	the terms and conditions, if any, for conversion into or exchange for common shares or preferred shares;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and
•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness.
We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.
We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Debt securities offered under this prospectus and any prospectus supplement will be subordinated in right of payment to certain of our outstanding senior indebtedness. In addition, we will seek the consent of the holders of any such senior indebtedness prior to issuing any debt securities under this prospectus to the extent required by the agreements evidencing such senior indebtedness.
Registrar and Paying Agent
The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

Conversion or Exchange Rights
Debt securities may be convertible into or exchangeable for common shares. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:
•	the conversion or exchange price;
•	the conversion or exchange period;
•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;
•	events requiring adjustment to the conversion or exchange price;
•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and
•	any anti-dilution provisions, if applicable.
Registered Global Securities
If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.
The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of us, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.
No Protection in the Event of Change of Control
The form indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.
Covenants
Unless otherwise indicated in this prospectus or the applicable prospectus supplement, our debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.
Merger, Consolidation or Sale of Assets
The form of indenture provides that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:
•
we are the surviving person of such merger or consolidation, or if we are not the surviving person, the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

•
immediately before and immediately after giving effect to the transaction on a pro forma basis, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default
Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:
•	we fail to pay any principal or premium, if any, when it becomes due;
•	we fail to pay any interest within 30 days after it becomes due;
•
we fail to observe or perform any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

•	certain events involving bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.
The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.
If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:
•	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;
•	all lawful interest on overdue interest and overdue principal has been paid; and
•	the rescission would not conflict with any judgment or decree.
In addition, if the acceleration occurs at any time when we have outstanding indebtedness that is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.
If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.
The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.
No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:
•	the holder gives to the trustee written notice of a continuing event of default;
•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

•	the trustee fails to institute a proceeding within 60 days after such request; and
•
the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.

These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.
We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.
Modification and Waiver
From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:
•	to provide that the surviving entity following a change of control permitted under the indenture will assume all of our obligations under the indenture and debt securities;
•	to provide for certificated debt securities in addition to uncertificated debt securities;
•	to comply with any requirements of the SEC under the Trust Indenture Act;
•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and
•	to appoint a successor trustee under the indenture with respect to one or more series.
From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:
•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;
•	reduce the rate of or change the time for payment of interest or reduce the amount of or postpone the date for payment of sinking fund or analogous obligations;
•	reduce the principal of or change the stated maturity of the debt securities;
•	make any debt security payable in money other than that stated in the debt security;
•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;
•	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;
•	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or
•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
The form indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:
•	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):
1.	to register the transfer or exchange of such debt securities;

2.	to replace temporary or mutilated, destroyed, lost or stolen debt securities;
3.	to compensate and indemnify the trustee; or
4.	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or
•
to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must irrevocably deposit with the trustee or other qualifying trustee, in trust for that Purpose:
•	money;
•
U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) that through the scheduled payment of principal and interest in accordance with their terms will provide money; or

•
a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

that, in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.
In addition, defeasance may be effected only if, among other things:
•
in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

•
in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

•
in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

•	certain other conditions described in the indenture are satisfied.
If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.
The term “U.S. Government Obligations” as used in the above discussion means securities that are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.
The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars, (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.
Regarding the Trustee
We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act, it must eliminate such conflict or resign.
The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.
No Individual Liability of Incorporators, Shareholders, Officers or Directors
Each indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.
Governing Law
The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS
The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus.
General
We may issue warrants for the purchase of our debt securities, preferred shares, common shares, or any combination thereof. Warrants may be issued independently or together with our debt securities, preferred shares or common shares and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:
•	the title of the debt warrants;
•	the offering price for the debt warrants, if any;
•	the aggregate number of the debt warrants;
•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;
•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;
•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;
•	the dates on which the right to exercise the debt warrants will commence and expire;
•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;
•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;
•	information with respect to book-entry procedures, if any;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	the antidilution provisions of the debt warrants, if any;
•	the redemption or call provisions, if any, applicable to the debt warrants;
•	any provisions with respect to the holder’s right to require us to repurchase the debt warrants upon a change in control or similar event; and
•	any additional terms of the debt warrants, including procedures and limitations relating to the exchange, exercise, and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.
Equity Warrants
The prospectus supplement relating to a particular series of warrants to purchase our common shares or preferred shares will describe the terms of the warrants, including the following:
•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of warrants;
•	the designation and terms of the common shares or preferred shares that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the number of common shares or preferred shares that may be purchased upon exercise of a warrant and the exercise price for the warrants;
•	the dates on which the right to exercise the warrants shall commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	the antidilution provisions of the warrants, if any;
•	the redemption or call provisions, if any, applicable to the warrants;
•	any provisions with respect to a holder’s right to require us to repurchase the warrants upon a change in control or similar event; and
•	any additional terms of the warrants, including procedures and limitations relating to the exchange, exercise and settlement of the warrants.
•	Holders of equity warrants will not be entitled:
•	to vote, consent, or receive dividends;
•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or
•	exercise any rights as shareholders.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our common shares, preferred shares or debt securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:
•	the price, if any, for the subscription rights;
•	the exercise price payable for our common shares, preferred shares or debt securities upon the exercise of the subscription rights;
•	the number of subscription rights to be issued to each shareholder;
•	the number and terms of our common shares, preferred shares or debt securities which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•
the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.
The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
We may issue units comprised of common shares, debt securities and warrants in any combination. We may issue units in such amounts and in as many distinct series as we wish. This section outlines certain provisions of the units that we may issue. If we issue units, they will be issued under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. The information described in this section may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units offered will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below. We urge you to read any prospectus supplement related to any series of units we may offer, as well as the complete unit agreement and unit certificate that contain the terms of the units. If we issue units, forms of unit agreements and unit certificates relating to such units will be incorporated by reference as exhibits to the registration statement, which includes this prospectus.
Each unit that we may issue will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement;
•	the price or prices at which such units will be issued;
•	the applicable United States federal income tax considerations relating to the units;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any other terms of the units and of the securities comprising the units.
The provisions described in this section, as well as those described under “Description of Share Capital,” “Description of Debt Securities” and “Description of Warrants” will apply to the securities included in each unit, to the extent relevant and as may be updated in any prospectus supplements.
Issuance in Series
We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of a particular series of units will be described in the applicable prospectus supplement.
Unit Agreements
We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.
The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement:
Modification Without Consent
We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:
•	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;
•	to correct or supplement any defective or inconsistent provision; or
•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.
Modification with Consent
We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:
•
impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•
reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:
•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or
•
If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.
In each case, the required approval must be given by written consent.
Unit Agreements Will Not Be Qualified Under Trust Indenture Act
No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.
Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default
The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.
The unit agreements will not include any restrictions on our ability to put liens on our assets, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.
Governing Law
The unit agreements and the units will be governed by New York law.
Form, Exchange and Transfer
We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities, and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.
If we issue any units in registered, non-global form, the following will apply to them.
The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.
•
Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•
Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•
If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning fifteen (15) days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.
Payments and Notices
In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Goodwin Procter LLP, Redwood City, California, with respect to U.S. law, and by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, with respect to Canadian law. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel, which will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of the Company as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Trianni, Inc. as of December 31, 2018 and 2019 and for the years then ended incorporated in this prospectus have been so incorporated in reliance on the report of Armanino LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us.
Information about us is also available at our website at http://www.abcellera.com. However, the information contained on, or that can be accessed through, our website is not a part of this prospectus or any accompany prospectus supplement and is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, other than those documents or portions of those documents deemed to be furnished and not filed in accordance with SEC rules:
•	our Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 25, 2022;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed on April 28, 2021; and

•
the description of our common shares contained in Registration Statement on Form 8-A (File No. 001-39781) filed with the SEC on December 8, 2020, including any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (in each case, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form or that are related to such items) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed. These documents include, without limitation, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as proxy statements.
Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such information that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Attention: Investor Relations, AbCellera Biologics Inc., 2215 Yukon Street, Vancouver, British Columbia V5Y 0A1. Our telephone number is (604) 559-9005, and our investor email address is investors@abcellera.com. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to read and obtain copies of materials that we file with the SEC.
Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
In November 2020, we entered into the merger agreement with Trianni, under which, at the effective time, our wholly owned entity, or Merger Sub, merged with and into Trianni, with Trianni surviving as our wholly owned subsidiary.
Pursuant to the merger agreement, each share of Trianni convertible preferred stock was converted into one share of common stock of Trianni and each share of Trianni common stock (other than excluded shares and dissenting shares) was converted automatically into the right to receive cash in the amount equal to the cash purchase price divided by the total number of common stock of Trianni issued and outstanding. Further, each unexercised outstanding option to purchase shares of Trianni common stock whether vested or unvested, was cancelled and extinguished.
To fund the merger, we issued the Convertible Notes with an aggregate principal amount of $90.0 million on October 30, 2020. The Convertible Notes were convertible into our common shares at any time at the option of the holder after 12 months from the date of issuance or upon completion of certain qualifying financings. Immediately prior to the completion of our IPO, the Convertible Notes were converted into 6,093,524 common shares of the Company in accordance with the terms of the convertible note agreement.
The following unaudited pro forma condensed combined financial information of AbCellera and Trianni is presented to illustrate the estimated effects of the merger, which estimated effects are collectively referred to as adjustments or transaction accounting adjustments. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2020 combine our historical consolidated statements of income with Trianni’s, after giving effect to the merger as if it had occurred on January 1, 2020. The effect of the merger on our balance sheet is reflected in our audited consolidated financial statements for the year ended December 31, 2020.
These unaudited pro forma condensed combined statements of income is referred to in this section as the pro forma financial information. The unaudited pro forma financial information should be read in conjunction with the accompanying notes in this section. In addition, the pro forma financial information is derived from and should be read in conjunction with the following historical financial statements and accompanying notes of AbCellera and Trianni incorporated by reference or included elsewhere in this prospectus:
•	our audited consolidated financial statements as of and for the fiscal year ended December 31, 2020 and the related notes;
•	audited financial statements of Trianni as of and for the fiscal year ended December 31, 2019 and the related notes; and
•	unaudited condensed financial statements of Trianni as of and for the nine months ended September 30, 2020 and the related notes.
The pro forma financial information has been prepared by us in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what our consolidated statement of income actually would have been had the merger been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project our operating results following the completion of the merger. The pro forma financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the merger, or the associated costs that may be necessary to achieve such revenues, synergies or cost savings.
We and Trianni prepared the respective financial statements in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The merger was accounted for using the acquisition method of accounting, and we are the accounting acquirer.

Unaudited Pro Forma Condensed Combined Statement of Income (Loss)
Year Ended December 31, 2020
(in thousands of U.S. dollars, except per share data)
	Year Ended December 31, 2020 AbCellera	Nine Months Ended September 30, 2020 Trianni (Note 4)	October 1, 2020 – November 2, 2020 Trianni	Transaction Accounting Adjustments	Notes	Combined
Revenue:
Research fees	$19,848	—	—	—		$19,848
Milestone payments	15,000	—		—		15,000
License	—	5,946	309			6,255
Royalty revenue	198,307	—	—	—		198,307
Total revenue	$233,155	$5,946	309	—		$239,410

Operating expenses:
Royalty fees	27,143	—	—	—		27,143
Research and development(1)	29,393	2,374	749	—		32,516
Sales and marketing(1)	3,842	—	—	—		3,842
General and administrative(1)	11,910	1,322	41	—		13,273
Depreciation and amortization	4,836	—	—	5,723	[5A]	10,559
Total operating expenses	$77,124	$3,696	790	$5,723		$87,333

Income (loss) from operations	156,031	2,250	(481)	(5,723)		152,077
Other (income) expense:
Interest income	(293)	(150)	—	—		(443)
Interest expense and other (income) expense	6,511	(1)	—	2,928	[5B]	9,438
Foreign exchange (gain) loss	300	—	—	—		300
Grants and incentives	(8,320)	—	—	—		(8,320)
Total other (income) expense	(1,802)	(151)	—	2,928		975

Earnings before income taxes	157,833	2,401	(481)	(8,651)		151,102
Income tax provision (recovery)	38,915	118	(125)	(2,249)	[5C]	36,659

Net earnings (loss) for the period	$118,918	$2,283	(356)	$(6,402)		$114,443

Net earnings per share, basic (Note 6)	$0.53					$0.52

Net earnings per share, diluted (Note 6)	$0.45					$0.43
(1)	Exclusive of depreciation and amortization

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(in thousands of U.S. dollars, except share and per share data)
Note 1—Description of the Transaction
In November 2020, we entered into the merger agreement with Trianni, under which at the closing, Merger Sub, merged with and into Trianni, with Trianni surviving as our wholly owned subsidiary.
Pursuant to the merger agreement, each share of Trianni convertible preferred stock was converted into one share of common stock of Trianni and each share of Trianni common stock (other than excluded shares and dissenting shares) was converted automatically into the right to receive cash in the amount equal to the purchase price divided by the total number of common stock of Trianni issued and outstanding. Further, each unexercised outstanding option to purchase shares of Trianni common stock whether vested or unvested, was cancelled and extinguished.
To fund the merger, we issued the Convertible Notes in the aggregate principal amount of $90.0 million on October 30, 2020. The Convertible Notes mature five years from the date of issuance and bear no interest for the first twelve months and bear five percent (5%) interest per annum thereafter. Interest is payable annually starting twenty-four months from the date of issuance until maturity.
Upon the closing of certain qualified financings under the Convertible Notes, each a Qualified Financing, the principal amount of the Convertible Notes can be converted at the option of the note holder into our common shares of at a conversion price as specified in the convertible note agreement. The Convertible Notes are also convertible at the option of the holders on the interest commencement date, which is 12 months after the issuance date. The number of common shares to be issued will be equal to 800,000 common shares (for certain specified investors) plus the number of common shares determined by dividing (i) the aggregate of the outstanding principal of the Convertible Note by (ii) our pre-money valuation of as defined in the agreement divided by the aggregate number of our common shares outstanding at the time of conversion. At issuance, we determined that no value should be assigned to the embedded derivatives and that there was no beneficial conversion feature.
Immediately prior to the completion of our IPO, the Convertible Notes were converted into 6,093,524 common shares of the Company in accordance with the terms of the convertible note agreement.
Note 2—Basis of Presentation
The pro forma financial information was prepared accounting for the merger using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” which is referred to as ASC 805, and is derived from our audited consolidated financial statements for the year ended December 31, 2020, Trianni’s unaudited historical financial statements for the nine months ended September 30, 2020, and the unaudited internal financial information for the period from October 1, 2020 – November 2, 2020, the date prior to the acquisition date.
The pro forma financial information has been prepared by us in accordance with Article 11. The pro forma financial information is not necessarily indicative of what our consolidated statement of operations would have been had the merger been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project our future financial position or results of operations following the completion of the merger. The pro forma financial information reflects pro forma adjustments management believes are necessary to present fairly our pro forma results of operations and financial position following the closing of the merger as of and for the periods indicated. The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report our financial condition and results of operations.
Details of the purchase price allocation and consideration exchanged is detailed in our audited consolidated financial statements for the year ended December 31, 2020.
Total transaction related costs incurred by us and Trianni in connection with the merger are estimated were immaterial and reflected as part of our historical results in the unaudited condensed combined statement of operations for the year ended December 31, 2020. These costs are non-recurring.

The pro forma financial information does not reflect the following items:
•	the impact of any potential revenues, benefits or synergies that may be achievable in connection with the merger or related costs that may be required to achieve such revenues, benefits or synergies;
•	changes in cost structure or any restructuring activities as such changes, if any, have yet to be determined; and
Note 3—Conforming Accounting Policies
There are no material differences in accounting policies that would have a material impact on the pro forma financial information.
Accounting policies that were assessed but deemed to have an immaterial impact to the pro forma financial information include:
•
ASU No. 2016-02, Leases (Topic 842) , which is referred to as ASC 842—Trianni has not yet adopted ASC 842, and we adopted it with an effective date of January 1, 2019. For purposes of the unaudited condensed combined pro forma statements of operations for the year ended December 31, 2020, Trianni only had one operating lease as classified under ASC 842. Any resulting change would be immaterial and thus, for the purposes of the pro forma financial information, Trianni has not adjusted AbCellera’s adoption of ASC 842 to January 1, 2020.

•
ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is referred to as ASC 326. Trianni’s historical financial statements used to derive the pro forma financial information do not reflect the adoption of ASC 326. For the purposes of the pro forma financial information, we have not adjusted Trianni’s adoption of ASC 326 to January 1, 2020 as the estimated impact on the pro forma financial information would be immaterial.

Note 4—Adjustments to Reclassify Financial Statement Line Items to Our Presentation by Trianni Prior to Closing
Certain historical balances on the pro forma statements of income (loss) for the periods presented have been reclassified to conform to our presentation.
Note 5—Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2020
[5A] To reflect the incremental straight-line amortization related to the increase in fair value of the license and technology over a period of four years and 20 years, respectively.
[5B] To reflect the accrued interest expense resulting from the Convertible Notes which are assumed to be outstanding from January 1, 2020 for the purposes of the pro forma financial information. The Convertible Notes are carried at amortized cost with an effective interest rate of 3.97%.
[5C] To reflect the tax impact of the pro forma adjustments at a preliminary blended federal and state statutory tax rate of 26%.

Note 6 —Earnings Per Share
The pro forma combined diluted earnings per share presented below for the year ended December 31, 2020 is determined by using the weighted average number of common shares and dilutive common share equivalents outstanding during the period. We have excluded the effect to earnings per share related to the Convertible Notes because including them would have been anti-dilutive.
(in thousands, except for per share amounts)	Year Ended December 31, 2020
Pro forma net earnings	$114,443
Less pro forma earnings allocated to Preferred Shareholders	(32,044)
Pro forma net earnings attributable to common shareholders	82,399
Pro forma basic weighted-average shares outstanding	159,195,023

Pro forma basic earnings per share	$0.52
(in thousands, except for per share amounts)	Year Ended December 31, 2020
Pro forma net earnings attributable to common shareholders	$114,443
Pro forma diluted weighted-average shares outstanding	263,129,765
Pro forma diluted earnings per share	$0.43

INDEPENDENT AUDITOR’S REPORT
Board of Directors
Trianni, Inc.
San Francisco, California
We have audited the accompanying financial statements of Trianni, Inc. (a California corporation) (the “Company”), which comprise the balance sheets as of December 31, 2018 and 2019, and the related statements of operations, convertible preferred stock and stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trianni, Inc. as of December 31, 2018 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As described in Note 2 to the financial statements, the Company has elected to change its method of accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of Accounting Standards Codification Topic 606. This adoption did not result in a cumulative adjustment to opening retained earnings as of January 1, 2018. Our opinion is not modified with respect to that matter.
Emphasis of Matter
As discussed in Note 2 to the financial statements, on March 11, 2020, the World Health Organization declared the novel string of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The ultimate financial impact and duration of these events cannot be reasonably estimated at this time. Our opinion is not modified with respect to this matter.
/s/ Armanino LLP

Armanino LLP
San Jose, California
October 26, 2020

TRIANNI, INC.
BALANCE SHEETS
(IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
	December 31,		September 30, 2020
	2018	2019
			(unaudited)
Assets:
Current Assets:
Cash	$2,400	$1,105	$15,146
Marketable securities	11,280	11,508	—
Accounts receivable	1,560	1,500	400
Inventory	18	28	15
Prepaid expenses and other current assets	1,734	1,250	621
Total current assets	$16,992	$15,391	$16,182

Property and equipment, net	244	216	189
Deferred tax assets	861	1,380	1,380
Other assets	35	35	35
Total assets	$18,132	$17,022	$17,786

Liabilities, Convertible Preferred Stock and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$48	$30	$186
Accrued expenses and other current liabilities	107	47	128
Dividend payable	—	—	6,452
Deferred revenue, current portion	2,642	2,825	1,578
Total current liabilities	$2,797	$2,902	$8,344
Deferred revenue, net of current portion	1,805	926	417
Total liabilities	$4,602	$3,828	$8,761

Commitments and Contingencies (Note 5)
Convertible Preferred Stock : no par value, 6,069,642 shares authorized as of December 31, 2018 and 2019; 5,448,290 shares issued and outstanding as of December 31, 2018 and 2019, and aggregate liquidation preference of $3,132 as of December 31, 2018 and 2019	3,132	3,132	3,132
Stockholders’ Equity:
Common stock: no par value, 15,000,000 shares authorized as of December 31, 2018 and 2019; 7,082,031 shares issued and outstanding as of December 31, 2018 and 2019	756	756	756
Additional paid-in capital	854	1,094	1,094
Retained earnings	8,788	8,212	4,043
Total stockholders’ equity	10,398	10,062	5,893
Total liabilities, convertible preferred stock, and stockholders’ equity	$18,132	$17,022	$17,786
The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.
STATEMENTS OF OPERATIONS
(IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS)
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(Unaudited)
Revenue
License revenue	$1,533	$3,080	$2,979	$5,946
Other revenue	963	1,078	—	—
Total revenue	2,496	4,158	2,979	5,946
Cost of goods sold	211	142	104	127
Gross profit	2,285	4,016	2,875	5,819
Operating expenses:
Research and development	2,889	3,340	2,007	2,247
Selling, general and administrative expenses	2,351	2,084	1,200	1,322
Total operating expenses	5,240	5,424	3,207	3,569
Operating income (loss)	(2,955)	(1,408)	(332)	2,250
Interest income	167	250	193	150
Other income, net	2	33	1	1
Income (loss) before income taxes	(2,786)	(1,125)	(138)	2,401
Income tax provision (benefit)	(364)	(549)	(125)	118
Net income (loss)	$(2,422)	$(576)	$(13)	$2,283
The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.
STATEMENTS OF CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS (EXCEPT SHARE DATA)
	Convertible Preferred Stock		Common Stock		Additional Paid- In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances at December 31, 2017	5,448,290	$3,132	7,082,031	$756	$547	$11,210	$12,513
Vesting of early exercised stock options	—	—	—	—	45	—	45
Stock-based compensation expense	—	—	—	—	262	—	262
Net loss	—	—	—	—	—	(2,422)	(2,422)
Balances at December 31, 2018	5,448,290	$3,132	7,082,031	$756	$854	$8,788	$10,398
Stock-based compensation expense	—	—	—	—	240	—	240
Net loss	—	—	—	—	—	(576)	(576)
Balances at December 31, 2019	5,448,290	$3,132	7,082,031	$756	$1,094	$8,212	$10,062
The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.
STATEMENTS OF CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS (EXCEPT SHARE DATA)
	Convertible Preferred Stock		Common Stock		Additional Paid- in Capital	Retained Earnings	Total Stockholders’ Equity
For the Nine Months Ended September 30, 2019	Shares	Amount	Shares	Amount
Balances at December 31, 2018	5,448,290	$3,132	7,082,031	$756	$854	$8,788	$10,398
Stock-based compensation expense (unaudited)	—	—	—	—	182	—	182
Net loss (unaudited)	—	—	—	—	—	(13)	(13)
Balances at September 30, 2019 (unaudited)	5,448,290	$3,132	7,082,031	$756	$1,036	$8,775	$10,567
	Convertible Preferred Stock		Common Stock		Additional Paid- in Capital	Retained Earnings	Total Stockholders’ Equity
For the Nine Months Ended September 30, 2020	Shares	Amount	Shares	Amount
Balances at December 31, 2019	5,448,290	$3,132	7,082,031	$756	$1,094	$8,212	$10,062
Declaration of dividend (unaudited)	—	—	—	—	—	(6,452)	(6,452)
Net income (unaudited)	—	—	—	—	—	2,283	2,283
Balances at September 30, 2020 (unaudited)	5,448,290	$3,132	7,082,031	$756	$1,094	$4,043	$5,893
The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.
STATEMENTS OF CASH FLOWS
(IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS)
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(unaudited)
Cash flows from operating activities:
Net income (loss)	$(2,422)	$(576)	$(13)	$2,283
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	33	33	24	27
Stock-based compensation	262	240	182	—
Deferred income taxes	(757)	(519)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,444)	60	1,118	1,100
Inventory	6	(10)	(1)	13
Prepaid expenses and other current assets	(475)	484	123	629
Other assets	1	—	—	—
Accounts payable	(42)	(18)	29	156
Accrued expenses and other current liabilities	23	(60)	(18)	81
Deferred revenue	3,538	(696)	(1,647)	(1,756)
Net cash provided by (used in) operating activities	(1,277)	(1,062)	(203)	2,533

Cash flows from investing activities:
Maturities of marketable securities	11,071	11,280	11,280	11,508
Purchase of marketable securities	(11,280)	(11,508)	(11,500)	—
Purchases of property and equipment	—	(5)	(5)	—
Net cash provided by (used in) investing activities	(209)	(233)	(225)	11,508
Net increase (decrease) in cash	(1,486)	(1,295)	(428)	14,041
Cash at beginning of period	3,886	2,400	2,400	1,105
Cash at end of period	$2,400	$1,105	$1,972	$15,146

Supplementary cash flow disclosures:
Cash paid for taxes	$307	$61	$—	$104
Noncash financing activities—dividend payable	$—	$—	$—	$6,452
The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020
(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)
1. BUSINESS OVERVIEW
Trianni, Inc. (the “Company”) was incorporated as a California corporation on August 25, 2008. The Company is a biotechnology company whose main activity is specializing in antibody discovery technology and selling licenses to it. The Company’s lead technology, the Trianni Mouse® , is a platform enabling efficient generation of fully-human monoclonal antibodies (the “Trianni Platform”). The Company’s transgenic platform leverages a novel approach to design made possible by advances in DNA synthesis and genomic modification technology. The Company is headquartered in San Francisco, California.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The financial statements of the Company are prepared in conformity with U.S. generally accepted accounting principles, or GAAP, and reflect the accounts and operations of the Company.
Use of Estimates
The preparation of financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Such estimates include, but are not limited to, revenue recognition, useful lives of property and equipment, fair value of the Company’s common stock, fair values of stock-based awards and income taxes. Actual results could differ materially from those estimates.
Unaudited Interim Financial Information
The accompanying interim balance sheet as of September 30, 2020, the interim statements of operations and cash flows for the nine months ended September 30, 2019 and 2020, the interim statements of convertible preferred stock and stockholders’ equity for the nine months ended September 30, 2020, and the financial data disclosed in these notes as of September 30, 2020 and for the nine months ended September 30, 2019 and 2020 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of these interim financial statements. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020, or for any other future annual or interim period.
COVID-19
In March 2020, the World Health Organization declared the global novel coronavirus disease 2019 (“COVID-19”), outbreak a pandemic. While certain impacts of COVID-19 have been favorable to possible sale of the Company’s products and services, the Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on its financial condition and operations. The impact of the COVID-19 coronavirus outbreak on the financial performance of the Company may depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. In addition, the Company could see some limitations on employee resources that would otherwise be focused on its operations, including but not limited to sickness of employees or their families, the desire of employees to avoid contact with large groups of people, and increased reliance on working from home.
Certain Significant Risks and Uncertainties
The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
are not limited to, the achievement of the Company’s research and development activities, competition from other larger companies, protection of research and development results, strategic relationships, and dependence on key individuals.
Cash
Cash includes cash held in checking accounts, savings accounts, and certificates of deposit with an original maturity of three months or less held with high credit quality financial institutions in the United States. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Marketable Securities
The Company invests its excess cash balances in bank certificates of deposits. Investments with original maturities greater than three months at the time of purchase are classified as marketable securities.
Concentrations of Risks
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, marketable securities and accounts receivable. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits. The Company is exposed to credit risk in the event of default by financial institutions to the extent that cash balances are in excess of the amounts that are insured by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2018 and 2019, the Company had approximately $2.2 million and $0.9 million, respectively, deposited in a major financial institution in excess of FDIC insurance limitations. As of September 30, 2020, the Company had approximately $14.9 million deposited in a major financial institution in excess of FDIC insurance limitations. The Company has not experienced any losses to date.
The Company has not experienced any losses on its customer accounts and management believes the Company is not exposed to any significant risk of bad debt. As of December 31, 2018 and 2019, one customer represented 96% and 100%, respectively, of accounts receivable. As of September 30, 2020, two customers represented 57% and 34% of total accounts receivable, respectively. For the year ended December 31, 2018, three customers represented more than 10% of total revenue at approximately 24%, 14% and 11% of total revenue, respectively. For the year ended December 31, 2019, one customer represented more than 10% of total revenue at approximately 38%. For the nine months ended September 30, 2019, one customer represented more than 10% of revenue at approximately 40% of total revenue. For the nine months ended September 30, 2020, two customers represented more than 10% of revenue at approximately 59% and 19%, respectively, of total revenue.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable consist primarily of amounts due to the Company under the terms of license arrangements. It is the practice of the Company to provide for uncollectible accounts in the year the accounts are determined to be uncollectible. Based on management’s evaluation of accounts receivable, no allowance for doubtful accounts has been recorded in the accompanying balance sheets and the accompanying statements of operations do not reflect any bad debt expense.
Inventory
Inventory consists of mice inventory, including those sold to customers for breeding and/or those that are available to customers for non-breeding research purposes. Inventory is recorded at lower-of-cost or net realizable value. Inventory costs include direct costs associated with the development of mice. The Company does not have significant overhead costs. The Company regularly monitors for excess and obsolete inventory and reduces the carrying value of inventory accordingly. The Company has not historically recorded any inventory write-downs and did not record any inventory write-downs during the years ended December 31, 2018 and 2019 or during the nine-months ended September 30, 2019 and 2020.

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
Property and Equipment, net
Property and equipment, net are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:
Laboratory equipment	5-10 years
Computer equipment	2 years
Maintenance and repairs are charged to operations when incurred. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved and any gain or loss in included in the results of operations.
Revenue Recognition
The Company generates revenue primarily from entering into licensing arrangements with customers, either under perpetual license or term license arrangements, under which the Company provides customers the rights to its human antibody discovery platform that is carried in the Trianni Mouse. The Company’s customers are primarily life science research pharmaceutical and biotechnology companies.
On January 1, 2018, the Company adopted the new accounting standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method. Under the modified retrospective method, this guidance is applied to those contracts that were not completed as of January 1, 2018, with no restatement of contracts that were commenced and completed within fiscal years prior to January 1, 2018. The adoption of the new revenue standard had no impact on the opening retained earnings as of January 1, 2018 and, accordingly, no cumulative adjustment was required. Under ASC 606, revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements with customers, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
At contract inception, the Company assesses the goods or services promised within each contract, identifies those that are performance obligations, and assesses whether each promised good or service is distinct. Performance obligations are considered distinct if they are both capable of being distinct and distinct within the context of the contract. In determining whether performance obligations meet the criteria for being distinct, the Company considers a number of factors, such as the degree of interrelation and interdependence between obligations, and whether or not the good or service significantly modifies or transforms another good or service in the contract. The Company has determined that the Trianni Mouse is not distinct from the perpetual or term licenses with which they are sold. The Company offers limited hours of support to its customers which has been deemed as an immaterial performance obligation.
Perpetual license agreements typically provide customers the right to use the Trianni Mouse for the development of antibodies and include the right to breed the mice and are comprised of a single performance obligation. Revenue associated with a perpetual license is recognized at a point in time when control of the Trianni Mouse is transferred. Term license agreements provide customers with the right to use the Company’s technology inherent in the Trianni Platform over a defined period of time, typically tied to specific projects, and prohibit customers the ability to use the Trianni Mouse for breeding purposes. Revenue under term licenses is recognized over time, on a ratable basis, as access to the technology within the Trianni Platform is rendered. Subsequent mice sales are recognized as the mice are delivered. Term license agreements as well as research and development agreements may require milestone-based, measured by certain events, and/or royalty-based payments and the associated revenue is recognized at a point in time when certain milestones are reached. The Company also has certain arrangements in which, in addition to providing access to the Trianni Platform, a percentage of revenue generated from antibodies derived from the Trianni Mouse must be paid to the Company as a royalty or revenue sharing. Revenue share payments are recognized as revenue when received.
The transaction price is allocated to each performance obligation on a relative standalone selling price basis. In developing the standalone price for a performance obligation, the Company considers applicable market

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
conditions and relevant entity-specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs. Generally, payments from customers are due when goods and services are transferred. For arrangements where the anticipated period between timing of transfer of goods and services and the timing of payment is one year or less, the Company has elected to not assess whether a significant financing component exists. Revenue is recognized only to the extent that it is probable that a significant reversal of the cumulative amount recognized will not occur in future periods.
The Company accepts mice returns and sends replacements only if the mice do not pass appropriate genotype testing or health standards and historically, the Company’s volume of returns has not been significant. Further, no warranties are provided for promised goods and services other than assurance type warranties.
Contract costs
Applying the practical expedient, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred when the amortization period of the assets that otherwise would have been recognized is one year or less. These costs are included in sales and marketing and general and administrative expenses. The costs to fulfill the contracts are determined to be immaterial and are recognized as an expense when incurred.
Contract balances
Contract assets are generated when contractual billing schedules differ from revenue recognition timing and the Company records a contract receivable when it has an unconditional right to consideration. No contract asset balances were recorded for the periods presented in the accompanying financial statements.
Contract liabilities are recorded when cash payments are received or due in advance of performance. Contract liabilities consist of deferred revenue, where the Company has unsatisfied performance obligations. As of December 31, 2018 and 2019 and September 30, 2020, the contract liabilities were $4.4 million and $3.8 million and $2.0 million, respectively.
Disaggregation of Revenue
Based on the pattern of revenue recognition, the following table provides a disaggregation of revenue for the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020 (in thousands):
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(unaudited)
Revenue recognized at a point in time	$963	$711	$432	$3,265
Revenue recognized over time	1,533	3,447	2,547	2,681
Total Revenue	$2,496	$4,158	$2,979	$5,946
Fair Value of Financial Instruments
The Company defines fair value as the exchange price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures its financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:
•	Level 1—Observable inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
•
Level 2—Observable inputs are quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices which are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
•
Level 3—Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions used to measure assets and liabilities at fair value and require significant management judgment or estimation.

The carrying value of financial instruments approximates fair value. The Company estimates fair value of cash and cash equivalents, accounts receivable, other current assets, and liabilities based upon existing interest rates related to such assets and liabilities compared to the current market rates for instruments of similar nature and degree of risk.
Research and Development
Research and development (“R&D”) expenses consist primarily of personnel costs, including salaries, benefits and stock-based compensation, for laboratory personnel, depreciation of lab equipment, facility costs and the cost of supplies. In addition, the Company includes in R&D expense costs associated with mice breeding services. R&D costs are expensed as incurred.
Advertising Expenses
The Company expenses advertising expenses as they are incurred. Advertising expense for the years ended December 31, 2018 and 2019 were $372,000 and $337,000, respectively. Advertising expense for the nine months ended September 30, 2019 and 2020 were $263,000 and $127,000, respectively.
Stock-Based Compensation
The Company recognizes stock-based compensation expense for stock options awards to employees and nonemployees, on a straight-line basis over the requisite service period of the award, which is generally three years and which is generally equivalent to the vesting period. Certain of the Company’s stock options were fully vested on the date of grant. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model which includes various inputs, including Company estimates of expected volatility, term, risk-free rate and future dividends. Forfeitures are recognized as they occur.
The fair value of the shares of common stock underlying the Company’s stock options has historically been determined by management and approved by the Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors, including valuations performed by an unrelated third-party specialist, valuations of comparable companies, operating and financial performance, the lack of liquidity of capital stock, recent private stock sale transactions (including the rights and preference of preferred stock relative to common stock), and general and industry-specific economic outlook. Valuations performed by third-party valuation specialists were done contemporaneously and used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA Accounting and Valuation Guide”). In addition to the Company’s estimates of the fair value of common stock on the date of grant, the Company’s Black-Scholes option-pricing model uses various inputs, including expected term, expected volatility, risk-free interest rate, and expectations regarding future dividends. The following describes these additional key inputs:
Expected Term — The expected term represents the period that the Company’s stock options are expected to be outstanding. The Company determines the expected term using the simplified method.
Expected Volatility — The expected volatility is derived from the historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to the business over a period equivalent to the expected term of the stock option grants.
Risk-Free Interest Rate — The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.
Dividend Rate — The expected dividend rate includes consideration of the Company’s historical dividend activity, if any.

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
Leases
The Company recognizes rent expense over the term of an operating lease, starting when the property is made available for use by the owner/landlord. When a lease contains a predetermined fixed rent escalation, the related rent expense is recognized on a straight-line basis and the difference between the recognized rent expense and the amounts paid under the lease are recorded as deferred rent included in accrued expenses and other current liabilities on the balance sheets.
Income Taxes
The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) ASC 740, Accounting for Income Taxes, which requires an asset and liability approach under which deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements, as well as from net operating loss and tax credit carryforwards.
Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided for under currently enacted tax law. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.
Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, it will adjust the valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
The Company also follows the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes. ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. No liability related to uncertain tax positions is recorded on the consolidated financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as part of the provision for income taxes.
Recently Adopted Accounting Pronouncements
In June 2020, the FASB issued ASU No 2020-05 (“ASU 2020-05”), Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). ASU 2020-05 defers, for one year, the required effective date of ASC 606 for certain entities that have not yet issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASC 606. Those entities may elect to adopt the guidance for annual reporting periods beginning after December 15, 2019, and for interim reporting periods within annual reporting periods beginning after December 15, 2020. The Company elected to adopt ASC 606 as of January 1, 2018 with no impact to its opening retained earnings as of January 1, 2018.
In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based payment transactions in which a grantor acquires goods or services to be used or consumed in operations from a nonemployee and aligns with the current requirements for share-based awards granted to employees. The Company adopted this standard beginning January 1, 2018. The adoption of ASC 2018-07 did not have a material impact on its financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) provides guidance on eight specific cash flow issues, thereby reducing the diversity in practice in how certain transactions are classified in the statement of cash flows. The amendments in ASU 2016-15 were effective for annual reporting periods beginning after December 15, 2018. The Company’s adoption of this standard did not have an impact on the financial statements.
Recently Issued Accounting Pronouncements
ASU 2020-05 also defers the effective date for one year for entities in the “all other” category and public not-for-profit entities that have not yet issued their financial statements (or made financial statements available

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
for issuance) reflecting the adoption of ASC 842. Therefore, under the amendments, ASC 842 is effective for entities within the “all other” category for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Additionally, ASC 842 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, for public NFP entities that have not yet issued financial statements (or made available for issuance) reflecting the adoption of ASC 842. Early application continues to be permitted, which means that an entity may choose to implement ASC 842 before those deferred effective dates. The Company has not yet determined the potential impact of the new standard on its financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) : Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance is effective for fiscal years beginning after December 31, 2021 with early adoption permitted. The Company has not yet determined the potential impact of the new standard on its financial statements.
In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments – Credit Losses (Topic 326), Targeted Transition Relief , which amends the transition guidance for ASU 2016-13. The ASU provides entities with the option to irrevocably elect the fair value option in Subtopic 825-10 on an instrument-by- instrument basis. This standard is effective for years beginning after December 15, 2019, with early adoption permitted. The Company has not yet determined the potential effects of this ASU on its financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) – Changes to the Disclosure Requirements for Fair Value Measurement . The ASU eliminates certain disclosure requirements for fair value measurements for all entities and modifies some disclosure requirements. This ASU is effective for nonpublic entities beginning after December 15, 2019, with early adoption permitted. The Company has not yet determined the potential effects of this ASU on its financial statements.
In July 2018, the FASB issued ASU No. 2018-09, Codification Improvements . The ASU amendments represent changes to clarify, correct errors, or make minor improvements to the Accounting Standards Codification. Some amendments do not require transition guidance and are effective immediately. Amendments that require transition guidance have various effective dates. The amendments applicable to and effective for the Company’s 2019 fiscal years did not have a significant impact on the Company’s financial statements. The Company has not yet determined the full effects of the remaining amendments, which are effective beginning after December 15, 2019, within this ASU on its financial statements, however, many of the remaining amendments are not expected to be applicable to the Company.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity- linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity , because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. The amendments in Part I of this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The Company is currently assessing the potential impact of adopting ASU 2017-11 on its consolidated financial statements and disclosures.
In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. The new standard, as amended by subsequent ASUs on Topic 842 and recent extensions issued by the FASB in response to COVID-19, requires lessees to apply a dual approach, classifying

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842, is effective for annual periods beginning after December 15, 2021, with early adoption permitted. The Company has not yet determined the full effects of this ASU on its financial statements.
3. MARKETABLE SECURITIES AND FAIR VALUE MEASUREMENTS
The table below presents the Company’s assets measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy (in thousands):
	December 31, 2018
	Total	Level 1	Level 2	Level 3
Marketable securities:
Certificate of deposit	$11,280	$11,280	$—	$—
Total marketable securities	$11,280	$11,280	$—	$—
	December 31, 2019
	Total	Level 1	Level 2	Level 3
Marketable securities:
Certificate of deposit	$11,508	$11,508	$—	$—
Total marketable securities	$11,508	$11,508	$—	$—
September 30, 2020 (unaudited)
	Total	Level 1	Level 2	Level 3
Marketable securities:
Certificate of deposit	$—	$—	$—	$—
Total marketable securities	$—	$—	$—	$—
The remaining contractual maturities of marketable securities as of December 31, 2018 and 2019 are as follows (in thousands):
	2018	2019
Due within one year	$11,280	$11,508
Total	$11,280	$11,508
4. SIGNIFICANT BALANCE SHEET COMPONENTS
Property and equipment, net – Property and equipment, net as of December 31, 2018 and 2019 and as of September 30, 2020 consisted of the following (in thousands):
	December 31,		September 30, 2020
	2018	2019
			(unaudited)
Laboratory equipment	$296	$296	$296
Computer equipment	13	18	18
Total property and equipment	309	314	314
Less accumulated depreciation	(65)	(98)	(125)
Total property and equipment - net	$244	$216	$189
Depreciation expense totaled $33,000 for the years ended December 31, 2018 and 2019, respectively.

4. SIGNIFICANT BALANCE SHEET COMPONENTS (continued)
Depreciation expense for the nine months ended September 30, 2019 and 2020 totaled $24,000 and $27,000, respectively.
Accrued expenses and other current liabilities — Accrued expenses and other current liabilities as of December 31, 2018 and 2019 and as of September 30, 2020 consisted of the following (in thousands):
	December 31,		September 30, 2020
	2018	2019
			(unaudited)
Employee related	$—	$18	$81
State taxes payable	3	5	1
Accrued other	104	24	46
Total accrued expenses	$107	$47	$128
5. COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company leases a facility in California, which includes laboratory space under a short term cancelable operating lease. The leased facility has an initial term of 90 days with successive auto-renewing 90 day terms unless either party provides notice. Rent expense for the years ended December 31, 2018 and 2019 was $193,000 and $167,000, respectively. Rent expense for the nine months ended September 30, 2019 and 2020 was $125,000 and $127,000, respectively.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingences are expensed as incurred. The Company believes that the results of any such contingencies, either individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.
6. STOCKHOLDERS’ EQUITY
Common Stock
The Company has one class of common stock. Under the terms of the Amended and Restated Certificate of Incorporation dated May 10, 2013, the number of authorized common stock is 15,000,000 shares. The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers and preferences of the holders of the preferred stock. Each share of common stock is entitled to one vote per share and there shall be no cumulative voting.
Common stock reserved for issuance as of December 31, 2019 is as follows:
Series A convertible preferred stock	1,609,417
Series B convertible preferred stock	2,367,633
Series C convertible preferred stock	1,471,240
Stock options to purchase common stock	1,045,000
Stock options available for future issuance	187,969
Total shares of common stock reserved	6,681,259

6. STOCKHOLDERS’ EQUITY (continued)
Convertible Preferred Stock
A summary of the authorized, issued and outstanding redeemable convertible preferred stock (collectively, the “Preferred Stock”) as of December 31, 2019, consisted of the following (in thousands, except per share data):
	As of December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference
Series A	1,609,417	1,609,417	$425
Series B	2,395,325	2,367,633	1,282
Series C	2,064,900	1,471,240	1,425
Total	6,069,642	5,448,290	$3,132
The holders of the preferred stock have various rights and preferences as follows:
Voting Rights — Each holder of preferred stock is entitled to votes equal to the number of whole shares of common stock into which the shares of preferred stock are convertible. The holders of preferred stock shall be entitled to elect (voting as a single class on an as-converted basis) one director of the Company. The holders of common stock shall be entitled to elect (voting as a single class) two directors of the Company.
Dividends — The holders of preferred stock have priority to the holders of common stock, and are entitled to receive, on a pari passu basis, a noncumulative cash dividend at the rate of $0.0158 per share for Series A, $0.0325 per share for Series B, and $0.0581 per share for Series C, per annum, if and when declared by the Board. After payment in full of such amounts as set forth above, any additional dividends declared will be distributed among all holders of preferred stock and common stock on an as-if-converted basis.
On July 20, 2020, by unanimous written consent, the Company’s Board of Directors declared dividends of approximately $6.5 million to its preferred and common stockholders. Dividends for the Series A, Series B, and Series C were declared at per share amounts of $0.0158, $0.0325, and $0.0581, respectively, and dividends for all holders of preferred stock and common stock on an as-if-converted basis were declared at a per share amount of $0.50.
Conversion and Redemption — Each share of preferred stock is convertible, at any time at the option of the stockholder, into one share of common stock, subject to certain anti-dilution or other adjustments. In a deemed liquidation event, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of preferred stock. The convertible preferred stock is not mandatorily redeemable upon demand by the holders of the preferred stock.
Each share of convertible preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as is determined by dividing $0.26407 for each share of Series A, $0.54168 for each share of Series B, or $0.96857 for each share of Series C. Each share of Series A, Series B and Series C automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon the earlier of (i) closing of a firm commitment underwritten public offering in which the gross proceeds is at least $10,000,000 and the public offering price is at least $5.00 per share or (ii) the consent of the holders of at least a majority of the outstanding shares of Series A, Series B and Series C, voting together as a single class.
Liquidation — The holders of the convertible preferred stock are entitled to have their shares redeemed upon the occurrence of certain redemption events. A liquidation or winding up of the Company, a greater than 50% change of control, or sale of substantially all of its assets, would constitute a redemption event. The redemption events have been concluded as being outside the control of the Company, accordingly, all shares of preferred stock have been presented outside of permanent equity. Further, the Company has not adjusted the carrying values of the Series A, Series B and Series C convertible preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Adjustments to increase the carrying value to the redemption values will be made when it becomes probable that such redemption will occur.
In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the preferred shares shall be entitled to receive, prior and in preference to any distribution of any of

6. STOCKHOLDERS’ EQUITY (continued)
the assets of the Company to the holders of common stock, (i) an amount equal to $0.26407 (as adjusted for recapitalizations) for Series, A, $0.54168 (as adjusted for recapitalizations) for Series B, and $0.96857 (as adjusted for recapitalizations for Series C, plus (ii) any accrued or declared but unpaid dividends on such shares. If the assets available for distribution to the holders of the preferred shares shall be insufficient to pay the preferential amount in full, then the entire assets and funds of the company legally available for distribution shall be distributed ratably to the holders of the preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive, only until the aggregate proceeds received by such holder equals $0.66018 per share of Series A, $1.3542 per share for Series B, and $2.42143 per share for Series C .
Protective Provisions — So long as shares of preferred stock remain outstanding, the Company must obtain approval from a majority of the then outstanding holders of preferred stock (voting as a separate class) in order to (i) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation if such action would materially and adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of the preferred stock; (ii) authorize or issue any new class or series of stock having any preference or priority as to dividends or assets superior to or on a party with any such preference or priority of the preferred stock; (iii) sell all or substantially all of its property or business or merge into or consolidate with any other corporation or effect any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of; and (iv) liquidate or dissolve the Company.
7. STOCK-BASED COMPENSATION
In 2015, the Company’s Board of Directors approved the amendment to the 2009 Stock Plan (the “Plan”), under which there are 5,142,778 shares available for issuance. The purpose of the Plan is to provide incentives to attract and retain the best available persons for positions of substantial responsibility and to provide additional inventive to employees, directors and consultants and to promote the success of the Company’s business. The Plan provides for different forms of benefits including incentive stock options, nonqualified stock options, and restricted stock awards. Options granted under the Plan to employees continue to vest until the last day of employment and generally vest over three years and expire 10 years from the date of grant. Employees generally forfeit their rights to exercise vested options after 12 months following their termination of employment. During the year ended December 31, 2018, all of the Company’s stock options with early exercise provisions became fully vested, thus, as of December 31 2018 and 2019 and September 30, 2020, there were no stock options subject to a repurchase right as a result of having been exercised prior to becoming fully vested.
The exercise price for options granted under the Plan must generally be equal to at least 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. The exercise price of an incentive stock option granted under the Plan to a ten percent stockholder must be at least equal to 110% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.
The Company’s stock options were fully vested as of December 31, 2019, thus, did record any stock-based compensation for the nine months ended September 30, 2020. For the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019, stock-based compensation expense included in the statements of operations is as follows (in thousands):
	Year Ended December 31,		Nine Months Ended September 30, 2019
	2018	2019
			(unaudited)
R&D	$152	$143	$108
Selling, general and administrative	110	97	74
Total	$262	$240	$182

7. STOCK-BASED COMPENSATION (continued)
The following table summarizes options activity under the Plan:
	Shares Available for Grant	Outstanding Options	Options Outstanding Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance, January 1, 2018	187,969	1,045,000	$1.32	9.0
Balance, December 31, 2018	187,969	1,045,000	$1.32	8.0
Balance, December 31, 2019	187,969	1,045,000	$1.32	7.0
Balance, September 30, 2020 (unaudited)	187,969	1,045,000	$1.32	7.0
Vested and exercisable to vest at December 31, 2019		1,045,000	$1.32	7.0
Vested and expected to vest at December 31, 2019		1,045,000	$1.32	7.0
As of December 31, 2019, all outstanding options are fully vested, thus, there was no unamortized stock-based compensation cost yet to be recognized.
8. INCOME TAXES
The components of loss before income taxes for the years ended December 31, 2018 and 2019 are as follows (in thousands):
	2018	2019
Domestic	$(2,786)	$(1,125)
Foreign	—	—
Total loss before income taxes	$(2,786)	$(1,125)
The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. The benefit for income taxes for the years ended December 31, 2018 and 2019 consisted of the following (in thousands):
	2018	2019
Federal
Current	$389	$(62)
Deferred	(644)	(327)
State and local
Current	4	32
Deferred	(113)	(192)
Income tax benefit	$(364)	$(549)
As at December 31, 2018 and 2019, the Company’s deferred tax assets and liabilities consisted of the effects of temporary differences attributable to the following (in thousands):
	2018	2019
Deferred Tax Assets:
Federal & State NOL Carryforward	$618	$468
Research & Other Credits	109	314
Deferred Revenue	55	473
Stock Based Compensation	161	247
Total Deferred Tax Assets	943	1,502
Valuation allowance	—	—
Net deferred tax assets	943	1,502

8. INCOME TAXES (continued)
	2018	2019
Deferred Tax Liabilities:
Fixed assets	(58)	(58)
Deferred state income tax	(24)	(64)
Total gross deferred tax liabilities	(82)	(122)
Net deferred tax assets	$861	$1,380
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on its historical earnings track and forecasted future earnings, the Company believes it is more likely than not that all its deferred tax assets as at December 31, 2018 and December 31, 2019, respectively, will be realized prior to their expiration. Accordingly, a valuation allowance has not been established on the Company’s net deferred tax assets.
As of December 31, 2018, the Company had federal net operating loss carryforwards of $2,592,000 and $881,000, respectively. As of December 31, 2019, the Company had federal and state net operating loss carryforwards of $1,924,000 and $772,000 respectively. The federal net operating losses will be carried forward indefinitely. Portions of the state net operating loss carryforwards will begin to expire in 2038.
Pursuant to IRC Section 382 and 383, use of the Company’s U.S. federal and state net operating loss and research and development income tax credit carry forwards may be limited in the event of a cumulative change in ownership of more than 50% within a three-year period. The Company has not completed an analysis under IRC Sections 382 and 383, and therefore net operating loss carry forwards reflected in the deferred tax assets at December 31, 2018 have not been adjusted to reflect Section 382 and 383 limitations. If a change in ownership were to have occurred, additional net operating loss and tax credit carry forwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance.
As of December 31, 2018 and 2019, the Company had federal credits of approximately $87,000 and $217,000, respectively, which will begin to expire in 2038. State research credits as of December 31, 2018 and 2019 of approximately $22,000 and $97,000, respectively, have no expiration date. These tax credits are subject to the same ownership change limitations.
On December 22, 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted. The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. As the Company’s opening deferred tax balances were calculated as at January 1, 2018, no remeasuring of deferred tax assets and/or liabilities to reflect the reduction in corporate income tax rate was required.
In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (2017 Tax Act). Corporate taxpayers may carryback net operating losses (NOLs) originating during 2018 through 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for tax years beginning January 1, 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.
In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation. The enactment of the CARES Act will not be applicable to the Company until 2020 and is expected to have a

8. INCOME TAXES (continued)
material impact on the Company’s ability to utilize its federal net operating loss carryforwards and tax credit carryforwards due to the five-year carryback rule, among other matters. The Company is also evaluating other impacts the CARES Act will have on its financial statements.
The Company files income tax returns in the US federal jurisdiction as well as various state jurisdictions. The Company’s federal income tax returns from 2017 are open to audit by the Internal Revenue Service. Under IRC 38(c), the Company is limited in the utilization of its Federal Research and Development Tax Credit in the year. The Company has therefore utilized the Federal Research and Development Tax Credit against 75% of its net taxable income that exceeds $25,000 in the year.
9. RELATED PARTY TRANSACTIONS
Licensing Agreement
On April 2, 2015, the Company entered into a license agreement with respect to the Trianni Platform with Austrianni GmbH (“Austrianni”), a biotechnology company founded in 2015 to develop novel antibody-based therapeutics for the prevention and treatment of multidrug-resistant tuberculosis. In exchange for the license, Austrianni issued shares of capital stock to the Company representing approximately 10% of Austrianni total share capital on a fully diluted basis. The Company also made cash payments of approximately $7,000 for capital stock in Austrianni. In addition, the Company’s CEO is also the Chief Science Office of Austrianni. Under the license agreement, the Company granted Austrianni a world-wide, non-exclusive, fully paid, royalty-free, perpetual license to use the Trianni Platform to discover, develop and commercialize therapeutic and diagnostic antibody-based products and services. The Company accounted for the 10% capital stock interest in Austrianni using the carryover basis, which was $0 for the non-exclusive license and approximately $7,000 in cash that is recorded within other assets in the accompanying balance sheets. In March 2020, the Company entered into two license and validation agreements with this related party involving the Company’s next generation mice. Upon validation of the next generation mice the Company will receive an annual license fee of $50,000 per next generation mouse agreement as well as future pre-clinical milestone payments upon advancement of the respective milestone as defined in the agreement.
10. EMPLOYEE BENEFIT PLANS
The Company sponsors a defined contribution plan which includes an employee deferral feature under IRC Section 401(k) and a discretionary employer profit sharing component. All employees are eligible to participate. There is no minimum age or service requirements. Under the 401(k) plan, the Company matches 100% of the employee elective deferral up to 4% of eligible compensation. The Company did not make a matching contribution during the year ended December 31, 2018. During the year ended December 31, 2019, the Company made 401(k) safe harbor matching contributions approximating $22,000. All employer contributions are immediately vested.
11. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through October 26, 2020, which is the date the financial statements were available to be issued.

Common Shares
Preferred Shares
Debt Securities
Warrants
Subscription Rights
Units
PROSPECTUS

February 25, 2022
We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee and FINRA filing fee.
SEC registration fee(1)	$*
FINRA filing fee	$225,500
Printing and engraving	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous expenses	*
Total	$ (2)
*	These fees are calculated based on the type of securities offered and the number of issuances and accordingly, cannot be estimated at this time.
(1)
Pursuant to Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the filing fees relating to the securities that are registered and available for sale under this registration statement.

(2)
This registration statement relates to an unspecified aggregate initial offering price of number of the securities of each class identified in the fee table on the cover page of this Registration Statement. Because these aggregate amounts are not known, the estimates provided above relate to the expenses of filing this Registration Statement. This expense estimate will appear with respect to each particular offering of securities in the 424(b) relating to such securities.

Item 15.	Indemnification of Directors and Officers
We are governed by the Business Corporations Act (British Columbia), or BCBCA. Under the BCBCA, and our articles, we may (or must, in the case of our articles) indemnify all eligible parties against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of indemnity contained in our articles.
For the purposes of such an indemnification:
“eligible party,” in relation to the Company, means an individual who
•	is or was a director or officer of the Company;
•	is or was a director or officer of another corporation
•	at a time when the corporation is or was an affiliate of the Company, or
•	at the request of the Company; or
•
at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity and includes the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;
“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:
•	is or may be joined as a party, or
•	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and
“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.
In addition, under the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.
Notwithstanding the provisions of the Company’s articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:
•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its articles;

•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its articles;

•
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:
•	indemnify the eligible party in respect of the proceeding; or
•	pay the expenses of the eligible party in respect of the proceeding.
Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Company, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:
•	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
•	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
•	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;
•	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or
•	make any other order the court considers appropriate.
The BCBCA and our articles authorize us to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company, a current or former affiliate of the Company or a corporation, partnership, trust, joint venture or other unincorporated entity at the request of the Company.
In addition, we have entered, or will enter, into separate indemnity agreements with each of our directors and officers pursuant to which we agree to indemnify and hold harmless our directors and officers against any and all liability, loss, damage, cost or expense in accordance with the terms and conditions of the BCBCA and our articles.

Item 16.	Exhibits
Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1*	Form of Underwriting Agreement
3.1	Articles of the Registrant, as currently in effect	10-K	001-39781	3.1	March 31, 2021
4.1	Amended and Restated Investors Rights Agreement among the Registrant and certain of its shareholders, dated March 23, 2020	S-1/A	333-250838	4.1	November 20, 2020
4.2	Form of Specimen Common Share Certificate	S-1/A	333-250838	4.2	December 7, 2020
4.3	Form of Senior Indenture					X
4.4	Form of Subordinated Indenture					X
4.5*	Form of Warrant
4.6*	Form of Warrant Agreement
4.7*	Form of Specimen Preferred Share Certificate
5.1	Opinion of Blake, Cassels & Graydon, LLP					X
5.2	Opinion of Goodwin Procter LLP					X
23.1	Consent of KPMG LLP, independent registered public accounting firm					X
23.2	Consent of Armanino LLP, independent registered public accounting firm					X
23.3	Consent of Blake, Cassels & Graydon, LLP (included in Exhibit 5.1)					X
23.4	Consent of Goodwin Procter LLP (included in Exhibit 5.2)					X
24.1	Power of Attorney (included on the signature page hereto)					X
25.1**	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.
25.2**	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.
107	Filing Fee Table					X
*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.
**	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.
Item 17.	Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii), and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)
If and when applicable, the Registrant hereby further undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on February 25, 2022.
ABCELLERA BIOLOGICS INC.

By:	/s/ Carl L.G. Hansen, Ph.D.
Carl L.G. Hansen, Ph.D.
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl L. G. Hansen, Ph.D. and Andrew Booth, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date

/s/ Carl L.G. Hansen, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2022
Carl L.G. Hansen, Ph.D.

/s/ Andrew Booth	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2022
Andrew Booth

/s/ Véronique Lecault, Ph.D.	Chief Operating Officer and Director	February 25, 2022
Véronique Lecault, Ph.D.

/s/ Peter Thiel	Director	February 25, 2022
Peter Thiel

/s/ Andrew W. Lo, Ph.D.	Director	February 25, 2022
Andrew W. Lo, Ph.D.

/s/ Michael Hayden, Ph.D.	Director	February 25, 2022
Michael Hayden, Ph.D.

/s/ John S. Montalbano	Director	February 25, 2022
John S. Montalbano

/s/ Tryn Stimart	Authorized Representative in the United States	February 25, 2022
Tryn Stimart